Exhibit 16.1

October 19, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Bakkt Holdings, Inc.. (formerly VPC Impact Acquisition Holdings) under Item 4.01 of its Form 8-K dated October 15, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of VPC Impact Acquisition Holdings. contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York